IMAX CORPORATION
EXHIBIT 10.14
FIRST AMENDING AGREEMENT
This Amendment to Employment Agreement dated as of December 31st, 2007 (the “Amending Agreement”) is made between:
IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),
and
GREG FOSTER, of the City of Los Angeles in the State of California ( the “Executive”),
WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of March 1, 2006 between the Company and the Executive (together, the “Agreement”), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, as hereinafter set forth;
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 1.3 of the Agreement shall be deleted and replaced with the following:
“Section 1.3 Term of Employment. The Executive’s employment under this Agreement commenced on the 19th day of March, 2001 (the “Commencement Date”) and shall terminate on the earlier of (i) July 1, 2010, or (ii) the termination of the Executive’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on July 1, 2010 or such later date to which the term of the Executive’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term.”
2. Section 2.2 of the Agreement shall be amended to add the following sentence at the end of the first paragraph as follows:
“Notwithstanding the foregoing, in respect of each of the 2008 and 2009 fiscal years, the Executive shall be paid a Minimum Bonus equal to US$ 425,000 per year.
3. Section 2.3.1 of the Agreement shall be deleted and replaced with the following:
“Section 2.3.1 Incentive Compensation. On the later of : (a) December 31st, 2007 and (b) if, on December 31st, 2007, the Company has material information which has not been publicly disclosed, the date which is fifteen (15) days after the date on which such information is publicly disclosed, the Executive shall be granted 300,000 stock appreciation rights (“SARS”) which shall entitle the Executive to receive in cash from the Company any increase in the fair market value of the common shares of the Company from the fair market value thereof on December 31, 2007 to the date of exercise of the SARS. 150,000 SARS shall vest on each of July 1, 2009 and July 1, 2010. All SARS will have a 10-year term, commencing on the date of grant and, to the extent applicable, the SARs shall be governed by the provisions of the Stock Option Plan of the Company (the “Plan”), including for greater certainty, the provisions relating to the calculation of the fair market value of common shares of the Company, resignation or termination; provided, however, that to the extent any provisions of the Plan conflict with provisions of the Agreement, the provisions of the Agreement shall apply. The vesting of all SARS shall be accelerated upon a “change of control” as defined in the Plan and shall be governed, to the extent applicable, by the provisions in the Agreement regarding change of control. At any time and from time to time after vesting, but subject to the insider trading policy of the Company in effect at that time which shall apply to the SARS as if they were securities covered thereby, the Executive shall be entitled to exercise some or all of the vested SARS by delivering notice of exercise in writing to one of the Chief Executives of the Company. Within 10 business days after receipt of such notice in writing, the Company shall pay to the Executive the amount by which the fair market value of the common shares of the Company has increased from the fair market value on the date of grant to the fair market value on the date of such notice, net of any applicable withholdings and any other amounts owing at that time by the Executive to the Company. Notwithstanding anything to the contrary contained herein, the Company shall have the right but not the obligation to cancel at any time all, or from time to time any part, of the SARS, in any case upon notice in writing to the Executive and to replace the cancelled SARS with a grant of stock options under the Plan (the “Options”) provided that (i) such Options have no less favorable (to the Executive) material terms and conditions as, and are in such number as are of equivalent value to, the cancelled SARS, and (ii) the Company cannot replace cancelled SARs with stock options if such options have a higher exercise price than the fair market value of the common shares of the Company on December 31st, 2007.
In addition, if there is a “Change of Control” of the Company (as defined in the Agreement) on or before March 10, 2009, the Employee shall be paid an incentive bonus equal to the difference between the price of the Common Shares upon such Change of Control and the price of the Common Shares on March 10, 2006, multiplied by 50,000. Such incentive bonus shall be paid: (i) in a lump sum in the event Employee is terminated Without Cause following such Change of Control, or (ii) in three equal instalments on the third, fourth and fifth anniversaries of the grant date of the Options.”
4. The Company agrees to hire a regular employee in the Human Resources Department who will be dedicated to and principally located in the Company’s offices in Los Angeles.
5. The Company agrees that it will use its best efforts to ensure that the Executive is invited to attend regularly scheduled meetings of the Board of Directors of the Company to the extent that the Executive’s attendance is agreeable to the Board and is not inconsistent with good corporate governance. The Executive understands and accepts that there may be meetings, or portions of meetings, where his attendance would be inappropriate and that he will not attend on these occasions.
Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Amending Agreement on this 31st day of December, 2007.

IMAX CORPORATION
By:	“Bradley J. Wechsler”
	Name:	Bradley J. Wechsler
	Title:	Co-Chief Executive Officer

By:	“Richard L. Gelfond”
	Name:	Richard L. Gelfond
	Title:	Co-Chief Executive Officer

SIGNED, SEALED AND DELIVERED	EXECUTIVE:
in the presence of:

“Jill Ferguson”	“Greg Foster”

Witness	Greg Foster